Exhibit 10.8

CERTAIN MATERIAL (INDICATED BY AN ASTERISK IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Technological Know-How Transfer Agreement for NPS 2.X

March 20th, 2013

by and between

WEG Equipamentos Elétricos S.A.

and

Northern Power Systems Utility Scale, Inc.

Technological Know-How Transfer Agreement for NPS 2.X

i

5	Representations and Warranties		13

	5.1	Representations and Warranties of WEG	13

	5.2	Representations and Warranties of NPS	13

6	Ownership of Inventions; Intellectual Property Rights; Infringement		14

	6.1	Ownership	14

	6.2	Notice of Infringement	15

	6.3	Third Party Intellectual Property	15

	6.4	Intellectual Property Indemnity	15

	6.5	Intellectual Property Challenge	16

7	Indemnification		16

	7.1	Indemnification by NPS	16

	7.2	Indemnification by WEG	16

	7.3	Indemnification Procedures	17

8	Warranty; Limitation of Liability		17

	8.1	Warranty	17

	8.2	Limitation of Liability	17

9	Force Majeure		18

	9.1	Definition of Force Majeure	18

	9.2	Excuse from Performance; Notice	18

	9.3	Extended Force Majeure Event	19

10	Term and Termination		19

	10.1	Term and Renewal Term	19

	10.2	Extension of Royalty Obligations	19

	10.3	Termination	19

	10.4	Consequences of Termination	20

11	Confidentiality		21

	11.1	Definition	21

	11.2	Identification and Protection of Confidential Information	22

12	Assignment		23

	12.1	Non-Assignment	23

13	Dispute Resolution		24

	13.1	Amicable Settlement	24

	13.2	Arbitration	24

	13.3	Provisional Relief	24

	13.4	Fees and Costs	25

14	General		25

	14.1	Governing Law and Jurisdiction	25

	14.2	Amendments	25

	14.3	Entire Agreement	25

	14.4	No Waiver; Remedies	25

	14.5	Severability	25

	14.6	Language	25

	14.7	Counterparts	25

	14.8	Survival	26

	14.9	Costs and Expenses	26

	14.10	No Agency	26

	14.11	Notices	26

	14.12	Third Party Benefit	27

	14.13	Non-Competition	27

14.14	Non-Solicitation	28

14.15	[ * ]	28

14.16	Time of Essence	28

Technological Know-How Transfer Agreement for NPS 2.X

This Technological Know-How Transfer Agreement for NPS 2.X (this “Agreement”) is made and entered into this 20th day of March, 2013, by and between WEG Equipamentos Elétricos S.A., a company incorporated and existing under the laws of Brazil (“WEG”), with its principal office at Av. Prefeito Waldemar Grubba, 3000, Jaragua do Sul, SC, 89256-900, Brazil, and Northern Power Systems Utility Scale, Inc., a company incorporated and existing under the laws of the State of Delaware, U.S.A. (“NPS”), with its principal office at 29 Pitman Road, Barre, Vermont 05641 U.S.A. WEG and NPS are referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, WEG is a manufacturer of motors, drives, transformers, generators (including generators for wind turbines) and wind turbines;

WHEREAS, NPS is a wind turbine manufacturer which has successfully developed the NPS 2.1 MW, NPS 2.2 MW and NPS 2.3 MW wind turbines which incorporate NPS’ proprietary permanent magnet direct drive technology;

WHEREAS, WEG desires to obtain access to the design for the NPS 2.1 MW, NPS 2.2 MW and NPS 2.3 MW wind turbines in order to enable WEG to manufacture and sell such turbines in Brazil and all other countries in South America, and NPS is willing to provide WEG with access to such designs, all on the terms and conditions set forth in this Agreement; and

WHEREAS, WEG and NPS acknowledge that the Technological Know-How Transfer Services (as defined below) to be provided by NPS under this Agreement are integral to the ability of WEG to effectively access the NPS 2.X Technology (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and premises herein set forth and for other good and valuable considerations, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

Article 1 – Definitions and Interpretations

1.1 Definitions.

“Affiliate” with respect to either Party means any person or company which, directly or indirectly, (a) Controls such Party, (b) is Controlled by such Party, or (c) is Controlled by the same person, who, directly or indirectly, Controls such Party; “Controlling”, “Controlled by” or “Control” with respect to any person or company, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or company whether through the ownership of voting securities, by agreement or otherwise or the power to elect more than one-half of the directors, partners or other individuals exercising similar authority with respect to such person or company.

“Blades” means blades which conform to the general specifications set forth on Appendix 1.1.

“Business Day” means any day other than a Saturday or a Sunday that the banks are open for business in Brazil and the U.S.

“Components” are all systems, sub-systems and parts which are used to produce a complete NPS 2.X Unit, including but not limited to blades, hub, generator, nacelle, tower , pitch drive, generator stator, generator stator module, generator rotor, mainframe, hub casting, main bearing assembly, power converter, cooling loop, transformer, turbine controller, pumps, ladders and bearings, provided that with respect to blades and towers, the Parties agree that NPS shall only be responsible for reviewing and approving a single blade and single concrete tower design selected in conjunction with WEG for an NPS 2.1 MW, NPS 2.2 MW and NPS 2.3 MW unit and confirming that such blades and tower will operate appropriately. Initially, all efforts will be directed to NPS 2.1 MW (the model of the Initial Turbine), and then when received an order for NPS 2.2 MW and/or NPS 2.3 MW, NPS will review and approve a single blade and single concrete tower design selected in conjunction with WEG for NPS 2.2 MW and NPS 2.3 MW.

“Exclusive Territory” means Brazil.

“Generator” means a generator which conforms to the specifications set forth on Appendix 1.1.

“Good Industry Practice” means the practices, methods, techniques, designs, standards, skills, diligence, efficiency, reliability and prudence which are generally and reasonably considered state-of-the-art by a reasonably skilled, prudent and experienced person engaged in the same type of undertaking as envisaged under this Agreement.

“Initial Turbine” means the first NPS 2.1 MW Unit manufactured by WEG.

“INPI” means the Instituto Nacional da Propriedade Industrial, with main address at Rua São Bento, n. 1, CEP 20090-010, Centro, Rio de Janeiro/RJ, Brazil;

“Intellectual Property” means any intellectual property rights including but not limited to patents, patent applications, grid models, trademarks, designs, copyrights and know-how (including specifications, technical data and other information relating but not limited to inventions, discoveries, developments, design, manufacture, production, quality control data and other proprietary ideas, whether or not protectable under patent, trademark, copyright or other legal principles).

“Law” means all laws, statutes, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions, judgments, decrees or other requirements or official directive of any governmental authority or person acting under the authority of any governmental authority and/or of any statutory authority having jurisdiction over NPS, WEG, the NPS 2.X Units, the Subject Intellectual Property or the Subject Know-How.

“Subject Intellectual Property” shall mean the Intellectual Property owned or licensed by NPS and which is required to make, use or sell any portion of the NPS 2.X.

“Subject Know-How” means the technical documents, training, work instructions, methods, and practices relating to the NPS 2.X included in Appendix 2.2(a) and Appendix 2.2(b) attached hereto.

“Nacelle” means a nacelle which conforms to the specifications set forth on Appendix 1.1.

“Non-Exclusive Territory” means South America other than Brazil.

“NPS 2.X” means the NPS 2.1 MW-110, NPS 2.2 MW-100 and NPS 2.3 MW-93 permanent magnet direct drive wind turbines, including a Rotor Hub, Nacelle, Generator, Transformer, Tower and Blades, meeting the product specifications set forth in Appendix 1.1 attached hereto, including any changes, updates, upgrades, improvements or modifications of such specifications made from time to time hereafter by NPS or jointly by WEG and NPS.

“NPS 2.X Design” means the existing design for the NPS 2.1 MW-110, NPS 2.2 MW-100 and NPS 2.3 MW-93, including specifications, drawings and general build instructions.

“NPS 2.X Installation and Support Package for NPS 2.1” means the documents listed on Appendix 2.2(b) attached hereto and the Intellectual Property incorporated therein.

“NPS 2.X Manufacturing Package for NPS 2.1” means the documents listed on Appendix 2.2(a) attached hereto and the Intellectual Property incorporated therein.

“NPS 2.X Technology” means the NPS 2.X Installation and Support Package for NPS 2.1, the NPS 2.X Manufacturing Package for NPS 2.1, the Subject Intellectual Property and Subject Know-How.

“NPS 2.1 Unit” means a completed NPS 2.1 MW.

“NPS 2.X Unit” means a completed NPS 2.1 MW-110, NPS 2.2 MW-100 or NPS 2.3 MW-93.

“NPS 3.X” means the NPS 3.X MW permanent magnet direct drive wind turbines, including rotor hub, nacelle, generator, transformer, tower and blades to be developed by NPS under WEG’s demand, including any changes, updates, upgrades, improvements or modifications of such specifications made from time to time hereafter by NPS or jointly by WEG and NPS.

“Rotor Hub” means a rotor hub which conforms to the specifications set forth on Appendix 1.1.

“Term” means the period from the date of this Agreement until the termination thereof in accordance with its terms, including the Initial Term and the First Renewal Term and all Additional Renewal Terms, if any.

“Territory” means the Exclusive Territory and the Non-Exclusive Territory.

“Tower” means a tower which conforms to the general specifications set forth on Appendix 1.1.

“Transformer” means a transformer which conforms to the specifications set forth on Appendix 1.1.

1.2 Interpretation. In the interpretation of this Agreement, the following rules shall apply:

(a) The singular includes the plural and vice versa. A reference to any gender includes all genders.

(b) A reference to any document, agreement, deed or other instrument (including, without limitation, references to this Agreement) includes the same as amended, supplemented, restated, novated or replaced, from time to time and shall include all schedules, annexes or other documents incorporated by reference therein.

(c) A reference to any Law, includes any amendment, modification, re-enactment or change in interpretation or applicability of such law.

(d) The words ‘include’ and ‘including’ are to be construed without limitation. The terms ‘herein’, ‘hereof’, ‘hereto’, ‘hereunder’ and words of similar purport refer to this Agreement as a whole.

(e) In this Agreement, headings are for the convenience of reference only and are not intended as complete or accurate descriptions of the content thereof and shall not be used to interpret the provisions of this Agreement.

(f) Any rule of interpretation which would require that an agreement be interpreted against the person or Party drafting it shall have no application in the case of this Agreement.

Article 2 – Grant of Rights; Technology Transfer

2.1 General Grant of Rights.

(a) Subject to the terms of this Agreement and in consideration of the payment of the fees described in Article 3 below, NPS hereby grants to WEG, and WEG hereby accepts, (i) the exclusive, nontransferable right (without right to sublicense) to receive the Subject Know-How and the Subject Intellectual Property necessary to manufacture, market and sell the NPS 2.X (including any changes, updates, upgrades, improvements or modifications of such specifications made from time to time hereafter by NPS, provided, however, that improvements and modifications made by NPS for third parties shall be excluded from this obligation) in the Exclusive Territory; and (ii) the non-exclusive, nontransferable right (without right to sublicense) regarding NPS 2.X Technology to manufacture, market and sell the NPS 2.X in the Non-Exclusive Territory. WEG expressly acknowledges and agrees that the rights granted herein are with respect to the Territory only and do not include the right to manufacture, market or sell the NPS 2.X anywhere outside the Territory. WEG agrees not to, directly or through third parties, manufacture, market or sell the NPS 2.X outside the Territory. The Territory shall not be expanded except by express written agreement of the Parties. Under no circumstances may NPS, directly or indirectly (whether by license or otherwise), manufacture, market or sell the NPS 2.X in the Exclusive Territory, provided however that NPS shall have the right to (1) manufacture and sell Components to WEG in the Territory, and (2) manufacture or have manufactured Components in the Territory for export to customers outside the Territory. Except for the rights granted herein, all rights with respect to the NPS 2.X Technology shall remain the property of NPS.

(b) During the Term of this Agreement and subject to all terms and conditions herein, including but not limited to Section 4.2(c) below, NPS grants to WEG a nonexclusive, nontransferable right and license (without right to sublicense) to use the following trademarks solely in connection with advertising, promoting and marketing the NPS 2.X in the Territory: the NPS logo; Northern Power Systems; Northern Power; NPS 2.1; NPS 2.2; NPS 2.3; and such other trademarks as NPS may authorize from time to time in writing (collectively, the “Trademarks”). WEG’s use of the Trademarks shall be in accordance with NPS’ written instructions, and WEG represents that it shall comply with NPS’ then current guidelines for use of the Trademarks. If WEG and NPS decide to use such Trademarks within the Exclusive Territory, NPS shall obtain the necessary register of such Trademarks before INPI. Nothing herein grants WEG any right, title or interest in the Trademarks. NPS shall at all times retain all right, title and interest in and to all intellectual property rights contained in its Trademarks. WEG agrees not to challenge the Trademarks or registration thereof or to register (or make any filing with respect to) the Trademarks or any trademarks, marks or trade names confusingly similar thereto (or attempt, or induce or assist any third party, to do any of the foregoing) in any jurisdiction, including but not limited to the Territory. All use and goodwill associated with the Trademarks will inure to the benefit of NPS.

(c) The Parties agree that except for permitted assignments in compliance with Section 12.1, the rights and licenses granted herein shall be non-assignable and nontransferable.

2.2 Delivery of Documents and Specifications.

(a) To enable WEG’s sourcing, manufacturing, assembly and testing capabilities, NPS shall, in accordance with the terms and conditions of this Agreement, transfer the NPS 2.X Manufacturing Package for NPS 2.1 to WEG, as described in more detail on Appendix 2.2(a) attached hereto, which shall include:

(i) Specifications and drawings (as appropriate) needed to procure or manufacture all Components of an NPS 2.1 Unit (the “Component Specifications”); provided that with respect to blades and towers, the Parties agree that NPS shall only be responsible for reviewing and approving one blade design and one tower design selected in conjunction with WEG in order to confirm that such blade and tower design will operate appropriately with the Initial Turbine;

(ii) Supplier part numbers and descriptions for particular Components;

(iii) Source inspection plans;

(iv) Assembly drawings, general build instructions, production documents and production tooling drawings for the assembly of the NPS 2.1; and

(v) Factory acceptance testing procedures.

The documents described in the foregoing clauses (i) and (ii) will comprise the complete bill of materials for an NPS 2.1 Unit. As part of the rights granted under this Agreement and in order to successfully enable WEG to manufacture NPS 2.1 Units, NPS also will develop documentation with WEG required for the assembly of an NPS 2.1 Unit in WEG’s factory.

(b) To facilitate WEG’s installation, commissioning and operational support capabilities, NPS shall, in accordance with the terms and conditions of this Agreement, provide the NPS 2.X Installation and Support Package for NPS 2.1 to WEG, as described in more detail on Appendix 2.2(b) attached hereto.

(c) All documentation provided by NPS under this Agreement shall be in English, and WEG shall be responsible for any translation of such documents and the cost thereof.

(d) The documentation and specifications provided by NPS with respect to the NPS 2.1 shall likewise be provided to WEG for the NPS 2.2 and NPS 2.3. Initially, all efforts will be directed by the Parties to NPS 2.1 MW (the model of the Initial Turbine), and then when received an order for NPS 2.2 MW and/or NPS 2.3 MW (but no later than December 31st 2014),

NPS will provide such documentation and review and approve a single blade and single tower design selected in conjunction with WEG for NPS 2.2 MW and NPS 2.3 MW. WEG and NPS agree that (i) no grant or license fee other than that set forth in Section 3.2 below shall be payable by WEG with respect to the NPS 2.2 and the NPS 2.3; and (ii) Royalties for the NPS 2.2 and the NPS 2.3 shall be payable at the same rate and on the same terms as the Royalties for the NPS 2.1, with all such Royalties being aggregated for all purposes under this Agreement, including but not limited to Sections 10.1 and 10.3(c).

(e) Due to the different weather and environmental conditions in Brazil, it´s agreed between the Parties that some modifications will be necessary before NPS 2.X Wind Turbines are deployed in Brazilian market. Such adaptations will be carried out by NPS as described in more detail on Appendix 2.2(e) attached hereto.

2.3 Technological Know-How Transfer Services. In order to successfully transfer the NPS 2.X Technology to WEG, NPS agrees to provide training and support to WEG employees for supply chain qualification, manufacturing, testing, installation and commissioning and operation and maintenance (collectively, “Technological Know-How Transfer Services”) in accordance with the terms of this Section 2.3 and as mutually agreed by the Parties. Such services shall be provided without additional charge to the extent reasonably necessary for WEG to manufacture, test, install and commission the Initial Turbine, as long as WEG employs or otherwise engages a sufficient number of qualified personnel in the areas of supply chain, manufacturing, testing, installation and commissioning to support such activities. The Parties agree that the Technological Know-How Transfer Services to be provided by NPS to WEG are an essential part of the granting of the rights and licenses set forth in Sections 2.1 and 2.2 above. WEG shall pay all costs for travel and living accommodations for NPS personnel performing the Technological Know-How Transfer Services. Such costs shall be paid either by direct payment or by reimbursement to NPS within thirty (30) days after NPS’ submission of invoices for such expenses. NPS shall also indicate the software to be used for mechanical load analysis for the purpose of the turbine site suitability and NPS shall provide the necessary training, solely for the purpose of calculation of mechanical load analysis of the NPS 2.X units in the Territory. Such software shall be purchased by WEG.

2.3.1 Complementary Technical Assistance Services. Any other specialized services to be performed by NPS for WEG, including but not limited to design services with respect to the NPS 2.X, design or review services for additional towers or blades, design services for new turbine platforms, or new turbine support services, will be performed under a Master Services Agreement (“MSA”) as set forth on Appendix 2.3 to be established between the Parties.

2.4 Suppliers. WEG shall be responsible for identifying and qualifying suitable suppliers for the Components of the NPS 2.X with the support from NPS, as set forth in Section 2.3 above. Subject to confidentiality obligations as set forth in Article 11 below, NPS agrees that WEG may provide Component Specifications to suppliers and potential suppliers solely as part of a written contract to the extent necessary to allow such third party to manufacture such Components of an NPS 2.X. The Component Specifications to be provided to such third party shall be limited to that expressly necessary for such third party to provide the applicable services to WEG. Under no circumstances shall any third party be granted the right to manufacture, market or sell NPS 2.X Units. Furthermore, under no circumstances shall any supplier or other third party be granted the right to manufacture, market or sell any Components to any person other than WEG or NPS. WEG expressly agrees not to provide copies of any portion of the NPS 2.X Technology or any drawings or specifications with respect to the NPS 2.X to any third party whose business or the business of any Affiliate thereof includes the design, sale or manufacture of wind turbines, unless if previously agreed by NPS in writing. If either WEG or NPS becomes aware that any supplier is not acting in compliance with the terms and conditions of this Agreement, including the restrictions of this Section 2.4, WEG shall reasonably assist NPS with the enforcement of NPS’ rights against such supplier. WEG shall provide to NPS the name and contact information for each Component supplier or prospective Component supplier, along with a description and part number of the Components supplied by such supplier, and shall update such information from time to time, but no less frequently than quarterly. NPS shall be permitted to purchase Components from such suppliers for customers outside the Exclusive Territory and/or to purchase other components from such suppliers for other NPS wind turbines for customers anywhere in the world.

2.5 Export Control Approvals. WEG acknowledges and agrees that the effectiveness of this Agreement, the performance by NPS of its obligations hereunder, and the grant of all rights and licenses hereunder is expressly conditioned upon NPS and WEG obtaining all approvals and licenses from the U.S. Department of Commerce (Bureau of Industry and Security) and any and all other applicable U.S., Brazil (especially the necessary registration from the INPI) and other foreign governmental agencies required by Law in connection with the performance of this Agreement.

2.6 [                                    *                                     ]

2.7 Rights to NPS 100 Turbines. At any time during the seventy-five (75) day period from the date hereof, WEG shall have the right to enter into an agreement with NPS under which WEG shall be granted the rights to manufacture and sell the NPS 100 kW wind turbine (the “NPS 100”) in the Territory generally on the same terms as set forth in this Agreement, except as set forth in this Section 2.7. In order to exercise such right, WEG shall deliver written notice thereof to NPS no later than the 75th day after the date hereof. WEG and NPS shall negotiate and execute a Technological Know How Transfer Agreement for NPS 100 (the “NPS 100 Agreement”) within thirty (30) days thereafter. Under the NPS 100 Agreement, WEG shall pay NPS [                    *                    ], which fee shall be payable in full upon execution of such agreement. The NPS 100 Agreement shall have an initial term of five (5) years. WEG shall pay

royalties to NPS equal to [                    *                    ] for each of the [                    *                    ] NPS 100 units sold during each 12-month period of the term of the NPS 100 Agreement, and [                    *                    ] for each NPS 100 unit sold thereafter in such 12-month period. If WEG decides to execute this option simultaneous to the execution of this Agreement, the [            *            ], payable on the execution of this Agreement. All other NPS 100 contract terms and conditions to be negotiated by the parties using this Agreement as the basis—but adapted to the new NPS 100 license agreement.

2.8 [                    *                    ]

Article 3 – Payment

3.1 Payments. In consideration of the grant of rights and licenses provided by NPS to WEG in accordance with Section 2.1 and the Technological Know-How Transfer Services to be provided by NPS described in Section 2.3, WEG agrees to pay to NPS three million four hundred thousand dollars (US$3,400,000) (the “Fixed Fee”) plus royalties (the “Royalties”) of {                *                ] per NPS 2.X Unit for [                    *                    ] NPS 2.X units shipped by WEG. In consideration of the technological know-how transferred to WEG regarding the NPS 2.X, such Royalties shall be paid for a period of five (5) years from the date of the signature of this Agreement. In consideration of the future upgrades and improvements that will be done by NPS and transferred to WEG, as provided in Section 2.1(a), the payment of the Royalties will be extended for an additional five (5) years.

3.2 Fixed Fee. The Fixed Fee shall be paid in accordance with the following milestones: [                    *                    ];

WEG expressly acknowledges and agrees that, without the prior written consent of NPS, WEG shall not install any NPS 2.X Units other than the Initial Turbine until and unless the entire Fixed Fee and the Royalties payable with respect to the Initial Turbine have been paid to NPS.

3.3 Royalties. WEG shall pay Royalties to NPS for [                    *                    ] NPS 2.X Units shipped by WEG under this Agreement (excluding units shipped due to warranty/replacement causes), provided that the Royalty on the Initial Turbine shall be paid after such unit is sold. After the payment of the Royalties for [                    *                    ] NPS 2.X Units shipped by WEG, [                    *                    ]. Along with each Royalty payment, WEG shall provide the following information to NPS in writing, signed by an authorized officer of WEG: the number of NPS 2.X Units shipped during the previous [                    *                    ], the date on which each such Unit was shipped, the destination of each such Unit (if known), the serial number of each such Unit, and such other information as NPS may reasonably request to verify the accuracy of the Royalties being paid. For all purposes of this Agreement, an NPS 2.X Unit shall be considered to have been “shipped” upon Ex Works shipment of the hub, nacelle and generator for such unit.

3.4 Payment Terms. All payments of Fixed Fee milestones pursuant to Section 3.2 above shall be made by wire transfer in U.S. dollars and are due within twenty (20) days after completion of the applicable payment milestone. All payments of Royalties pursuant to Section 3.3 above shall be made by wire transfer in U.S. dollars and are due [                    *                    ]. Any failure by WEG to pay any amounts owing to NPS under this Article 3 shall be deemed to be a material breach of this Agreement and shall entitle NPS to suspend performance hereunder and to the remedies set forth in Article 10. If WEG fails to make any payment within twenty (20) days after the date such payment is due under this Agreement, in addition to all other rights which NPS may have at law, in equity or under this Agreement, interest shall accrue on the amount past due, including any disputed amounts later resolved in favor of NPS, at a rate per annum of ten percent (10%), but in no event at a rate greater than permitted by any applicable Law.

3.5 Taxes. The Parties agree that all public levies (taxes, charges, VAT, withholding payment, custom duties, etc.) imposed in connection with the execution or closing of the Agreement shall be borne by NPS to the extent such levies are imposed in the U.S., and by WEG to the extent such levies are imposed in the Territory. Any withholding taxes or like charges which WEG shall be required to withhold on remittance of any payment to NPS under the prevailing tax laws shall not be deducted from the amounts to be paid to NPS, and WEG shall be responsible for the payment of such taxes or charges or obtaining an exemption from such taxes or charges, as appropriate. WEG shall promptly provide NPS with the evidence of its payment of or exemption from all taxes or charges.

3.6 Audit Rights. At its own expense and upon at least ten (10) Business Days’ prior written notice, NPS may, using internal personnel or a third party, inspect WEG’s facilities and records during business hours for the purposes of determining whether WEG is operating in compliance with the terms of this Agreement, including but not limited to confirming that WEG is accurately reporting the number of NPS 2.X Units produced and shipped. Such inspection may include but shall not be limited to inspecting NPS 2.X Units in production at WEG’s factory or installed at customer sites, and examining purchase orders, shipping documents, contracts, sublicenses or other agreements entered into by WEG for the marketing, sale or manufacture of NPS 2.X Units or any Components or otherwise in connection with this Agreement. In conducting such audit, NPS will use all reasonable efforts to minimize any interference with the normal operations of WEG. All information provided to NPS in the course of conducting such audit shall be deemed to be Confidential Information of WEG. If any inaccuracies are discovered during such audit implying any unpaid Royalties to NPS, WEG shall reimburse NPS for half of the auditing costs. Additionally, if NPS determines that there is a discrepancy between the number of NPS 2.X Units actually shipped and the number of NPS 2.X Units as reported to NPS, WEG shall pay any unpaid Royalties owing thereon within five (5) Business Days of such discovery plus interest, as determined in accordance with Section 3.4 above, from the date such Royalty payment was originally due.

Article 4 – Obligations of NPS and WEG

4.1 Obligations of NPS. Subject to the terms and conditions of this Agreement, NPS hereby agrees and undertakes that it shall discharge the following obligations:

(a) NPS shall supply the NPS 2.X Manufacturing Package and the NPS 2.X Installation and Support Package as provided in Section 2.2 above.

(b) NPS shall provide the Technological Know-How Transfer Services as specified in Section 2.3 above.

(c) NPS shall at all times, obtain and maintain all applicable permits which are required by applicable Law to discharge its obligations hereunder, and shall comply with all Laws applicable to its obligations under this Agreement.

(d) NPS shall maintain throughout the Term comprehensive or commercial general liability insurance with limits of not less than US$1,000,000 per occurrence and US$6,000,000 in the aggregate, consistent with Good Industry Practices covering product liability, bodily injury, broad-form property insurance and including i) blanket contractual coverage; ii) specific coverage for errors and omissions regarding its NPS 2.X Design, including coverage for recall due to errors and omissions on its design. Upon request, NPS shall provide to WEG evidence of the required insurance.

(e) NPS shall provide WEG with a copy of documentation describing a quality management system (the “QMS”) with respect to the manufacture of the NPS 2.X Units by WEG, to the extent required for any applicable certification of the NPS 2.X.

4.2 Obligations of WEG. Subject to the terms and conditions of this Agreement, WEG hereby agrees and undertakes that it shall discharge the following obligations:

(a) All employees of WEG who perform work or receive Technological Know-How Transfer Services under or in connection with this Agreement shall be appropriately qualified and trained, and shall be subject to obligations of confidentiality and nonuse sufficient to assure WEG’s compliance with the terms of Article 11.

(b) WEG shall manufacture, transport, assemble and install the NPS 2.X Units under this Agreement in accordance with Good Industry Practices, the standards set by the suppliers of Components, and any obligations imposed by any applicable certification requirements or other applicable authority.

(c) WEG will market and sell the NPS 2.X in the Territory using a WEG product name. WEG may not use the Trademarks, including but not limited to “NPS”, “Northern Power Systems”, “Northern Power” or any derivative thereof in the product name or on an NPS 2.X Unit without the prior written consent of NPS, but WEG may use such marks and the NPS logo in marketing materials for the NPS 2.X Units, subject in all cases to the provisions of Section 2.1(b) above.

(d) WEG shall pay all fees or other payments owing to NPS in accordance with the requirements of this Agreement.

(e) WEG shall maintain throughout the Term comprehensive or commercial general liability insurance with limits of not less than US$1,000,000 per occurrence and US$6,000,000 in the aggregate, consistent with Good Industry Practices covering product liability, bodily injury, broad-form property insurance and including blanket contractual coverage. Upon request, WEG shall provide to NPS evidence of the required insurance.

(f) WEG shall as soon as reasonably practicable notify NPS in writing of any personal injury or death or any material property damage caused by or in any way connected with the Initial Turbine or any NPS 2.X Unit, and the details thereof.

(g) WEG shall comply with the QMS referred to in Section 4.1(e).

(h) Except as otherwise provided by the terms of this Agreement, WEG shall be solely responsible for the use of the NPS 2.X Technology, drawings, specifications and other materials provided to WEG under the Agreement. All technical documents provided to customers of WEG shall be clearly labeled as WEG documents.

(i) WEG shall promptly, but in no event more than fifteen (15) days after the date hereof, submit this Agreement and any other required documents, materials and information to the INPI for review. WEG shall promptly respond to any questions or requests for additional information from the INPI and shall keep NPS apprised of the status of the INPI’s review of this Agreement. Without limiting the foregoing, WEG shall provide the INPI protocol number associated with this Agreement to NPS and also shall provide NPS with copies of the initial filing with the INPI and all correspondence to or from the INPI regarding this Agreement.

4.3 Mutual Obligations. The Parties shall at all times, obtain and maintain all applicable permits, registrations and filings which are required by applicable Law to discharge its obligations hereunder, and shall comply with all Laws applicable to its obligations under this Agreement, and shall comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended,

15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”), and any similar Laws in Brazil, including without limitation such registration of this Agreement or any other agreement in connection herewith at the relevant commerce authority in Brazil, and provide, upon other Party’s request, the evidence of such approvals to the reasonable satisfaction of the other Party.

Article 5 – Representations and Warranties

5.1 Representations and Warranties of WEG. WEG hereby represents and warrants to NPS that, as of the date of this Agreement:

(a) It is duly organized and validly existing under the laws of Brazil and has been in continuous existence since incorporation.

(b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

(c) It has taken all necessary corporate and other action under Law and its organizational documents to authorize the execution, delivery and performance of this Agreement.

(d) The obligations of WEG under this Agreement are legally valid, binding and enforceable obligations against WEG in accordance with the terms hereof.

(e) The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its organizational documents or any Law or any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected.

(f) It has no knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any legally binding order of any governmental authority which may result in any material impairment of its ability to perform its obligations and duties under this Agreement.

5.2 Representations and Warranties of NPS. NPS hereby represents and warrants to WEG that as of the date of this Agreement:

(a) It is duly organized and validly existing under the laws of the State of Delaware, U.S. and has been in continuous existence since incorporation.

(b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

(c) It has taken all necessary corporate and other action under Law and its organizational documents to authorize the execution, delivery and performance of this Agreement.

(d) The obligations of NPS under this Agreement are legally valid, binding and enforceable obligations against NPS in accordance with the terms hereof.

(e) The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its organizational documents or any Law or any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected.

(f) It has no knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any legally binding order of any governmental authority which may result in any material impairment of its ability to perform its obligations and duties under this Agreement.

(g) To NPS’ knowledge, the NPS 2.X Technology is suitable for the manufacturing, installation, commissioning and commercial operation of NPS 2.X wind turbines in the Territory, provided that (i) the NPS 2.X Units are manufactured, installed, commissioned, operated and maintained in accordance with NPS’ specifications, manuals and instructions for each class of wind and (ii) the foregoing does not apply to typical wear and tear or Force Majeure (as defined in Article 9 below) conditions.

(h) NPS has no knowledge of any design or conception errors/defects that can reasonably be expected to shorten the anticipated life of the NPS 2.X Units or any of its Components which are designed or specified by NPS, provided that (i) the NPS 2.X Units are manufactured, installed, commissioned, operated and maintained in accordance with NPS’ specifications, manuals and instructions for each class of wind and (ii) the foregoing does not apply to typical wear and tear or Force Majeure (as defined in Article 9 below) conditions.

Article 6 – Ownership of Inventions; Intellectual Property Rights; Infringement

6.1 Ownership.

(a) WEG acknowledges that NPS has and shall continue to have sole and exclusive ownership of all right, title, and interest in and to all Intellectual Property related to the NPS 2.X existing as of the date hereof, including but not limited to NPS 2.X Technology, Subject Intellectual Property, Subject Know-How, Trademarks and all associated technology, software, know-how, documentation and all copies, including all derivations, modifications and enhancements thereto (including but not limited to ownership of all Intellectual Property rights) (collectively, “NPS Intellectual Property”). This Agreement does not provide WEG with title, ownership or rights to any NPS Intellectual Property, except for the rights expressly set forth herein. WEG agrees not to take any action inconsistent with such ownership, and in particular agrees not to challenge any NPS patents, trademarks or registration thereof or to register (or make any filing with respect to) such patents or trademarks or any trademarks, marks or trade names confusingly similar thereto (or attempt, or induce or assist any third party, to do any of the foregoing). All use and goodwill associated with the Trademarks will inure to the benefit of NPS.

(b) All improvements, alterations, customizations or upgrades to the NPS 2.1 or the NPS 2.X Technology (“Changes”), made solely by NPS shall be owned by NPS. All such Changes shall become part of the rights and licenses granted hereunder and subject in all respects to the terms and conditions of this Agreement, provided however that any Changes made by NPS on behalf of a third party shall not become part of the rights and licenses granted hereunder.

(c) All improvements, alterations, customizations or upgrades to the NPS 2.1 or the NPS 2.X Technology (“Improvement”), whether made solely by WEG or made jointly by WEG and NPS shall be owned by both parties, and shall not be transferred by any Party to third parties without the written consent of the other Party.

6.2 Notice of Infringement. If, during the Term of this Agreement, WEG learns of any actual, alleged or threatened infringement by a third party of any of the NPS Intellectual Property that is directly affecting WEG’s ability to sell NPS 2.X Units in the Territory, WEG shall promptly notify NPS and shall provide NPS with any available information regarding such infringement. In such case, NPS shall have the obligation, at its own expense and with legal counsel of its own choice, to bring suit against any actual, alleged or threatened infringement of the NPS Intellectual Property. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.2 shall be for the account of NPS, provided that WEG shall receive from NPS, as a compensation for the losses caused to WEG by the acts of the third party in the Territory, a proportional part of the amounts recovered, net of NPS’ fees, costs and expenses (including but not limited to legal fees and expenses) with respect to such infringement action.

6.3 Third Party Intellectual Property. If any third party claims that the NPS 2.X or any portion of the NPS 2.X Technology is covered by a patent or other Intellectual Property it owns, the Party with notice of such claim shall notify the other Party as soon as practicable, and the Parties shall as soon as practicable thereafter discuss in good faith regarding a response.

6.4 Intellectual Property Indemnity.

(a) NPS agrees to indemnify and hold harmless WEG from any claim of any third party that any portion of the NPS 2.X Technology infringes any Intellectual Property rights of any third party in the Territory, provided that NPS assumes no liability whatsoever for infringement to the extent that such claim arises out of (i) modifications to the NPS 2.1 Technology made by WEG, (ii) the combination of the NPS 2.X Technology with other products, materials, equipment, parts or apparatus, or (iii) any jurisdiction other than the Territory.

(b) WEG agrees to indemnify and hold harmless NPS from any claim of infringement of the Intellectual Property rights of any third party that arises out of (i) modifications of the NPS 2.X Technology made by WEG, (ii) any combination of the NPS 2.X Technology with other products, materials, equipment, parts or apparatus.

(c) The procedures set forth in Section 7.3 below shall apply with respect to any infringement claim covered by this Section 6.4. With respect to any infringement claim in which NPS would be obligated to indemnify WEG, NPS shall, at its own expense and option, either (i) settle or defend the claim or any suit or proceeding and pay all damages and costs awarded in it against WEG and/or its customers; (ii) procure for WEG and/or its customers the right to continue using the NPS 2.1 and the NPS 2.X Technology; or (iii) modify the NPS 2.X Technology so that it becomes non-infringing, bearing the costs incurred by WEG to implement such modifications.

6.5 Intellectual Property Challenge. Should WEG commence, become a party adverse to NPS in, or prosecute, directly or indirectly, any declaratory judgment action or other action alleging the invalidity, unenforceability or non-infringement of any NPS Intellectual Property, then NPS shall provide written notice thereof to WEG and, in the event WEG fails to immediately cease participating in such action, NPS may, upon written notice, terminate this Agreement and all rights and licenses granted hereunder will immediately terminate.

Article 7 – Indemnification

7.1 Indemnification by NPS. NPS shall indemnify, defend and hold harmless WEG, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Indemnitees, or any of them, in connection with any third party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters (but excluding any patent, trademark or tradename infringement matters, which are governed by Section 6.4 above), to the extent arising out of [                    *                    ]

7.2 Indemnification by WEG. WEG shall indemnify, defend and hold harmless NPS, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Indemnitees, or any of them, in connection with any third party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters to the extent arising out of [                    *                    ]

7.3 Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under this Article 7 from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under this Article 7 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 7.

Article 8 – Warranty; Limitation of Liability

8.1 Warranty.

(a) NPS warrants that the personnel providing Technological Know-How Transfer Services to WEG pursuant to this Agreement shall be adequately trained and appropriately skilled in the subject area for which they are responsible. In the event of any claim by WEG of breach of this warranty, WEG shall provide written notice thereof to NPS.

(b) THE GUARANTEES AND WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING IN SECTION 8.1(a) ABOVE, ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, OF PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. THERE ARE NO OTHER WARRANTIES, GUARANTEES, AGREEMENTS, OR UNDERSTANDINGS, ORAL OR WRITTEN THAT EXTEND BEYOND THOSE SET FORTH HEREIN WITH RESPECT TO THE NPS 2.X TECHNOLOGY, THE SUBJECT INTELLECTUAL PROPERTY, OR THE SUBJECT KNOW-HOW.

8.2 LIMITATION OF LIABILITY. [                    *                    ] IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF ACTUAL OR ANTICIPATED PROFITS, REVENUES OR PRODUCT; LOSS BY REASON OF SHUTDOWN OR NON-OPERATION; INCREASED EXPENSE OF OPERATION, BORROWING OR FINANCING; OR INCREASED COST OF CAPITAL, IN EACH CASE REGARDLESS OF WHETHER SUCH LIABILITY ARISES OUT OF BREACH OF CONTRACT, GUARANTEE OR WARRANTY, TORT, PRODUCT LIABILITY, INDEMNITY, CONTRIBUTION, STRICT LIABILITY OR ANY OTHER LEGAL THEORY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, [                    *                    ] IN NO EVENT SHALL NPS OR ITS AFFILIATES BE LIABLE TO WEG FOR ANY DAMAGES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, COSTS, EXPENSES AND/OR LIABILITIES RELATED IN ANY MANNER TO THIS AGREEMENT IN EXCESS OF [                    *                    ].

Article 9 – Force Majeure

9.1 Definition of Force Majeure. For purposes of this Agreement, “Force Majeure Event” means an event which is beyond the control of a Party, which is unforeseen, unavoidable and insurmountable, and which prevents total or partial performance by such Party. Examples of Force Majeure include:

(a) natural disasters, including hurricanes, monsoons, lightning, flood, earthquakes, fire, winds in excess of 40 meters per second, and severe weather;

(b) war, hostilities (whether war be declared or not), piracy, invasions, mobilizations, requisitions, or embargoes;

(c) rebellions, revolutions, insurrections, or civil war, acts of terrorism;

(d) contamination by radioactivity;

(e) act or omission of any governmental agency or authority;

(f) civil unrest, riot, agitation or vandalism; and

(g) strikes or lock-outs, including strikes or lock-outs affecting any of the Parties’ subcontractors.

9.2 Excuse from Performance; Notice. If either Party is rendered wholly or partially unable to perform its obligations under this Agreement because of a Force Majeure Event, that Party shall be excused from whatever performance is affected by the Force Majeure Event to the extent so affected. The Party impacted by the Force Majeure Event shall promptly give the other Party written notice describing the particulars of the occurrence. In no event shall the notice be more than five (5) Business Days after the affected Party becomes aware of such occurrence. Promptly thereafter and no later than twenty (20) days after such occurrence, the non-performing Party shall give the other Party written notice estimating the expected duration and probable impact on the performance of such Party’s obligations hereunder, and continue to furnish timely regular reports with respect thereto during the continuation of the Force Majeure Event. The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event. The non-performing Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party. When the non-performing Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party notice to that effect and shall promptly resume performance hereunder.

9.3 Extended Force Majeure Event. If the Force Majeure Event continues for more than one hundred and twenty (120) days, the Parties shall determine the extent of the influence of the Force Majeure Event upon the performance of obligations under this Agreement, to determine the future course of action. In particular, the Parties will determine:

(a) whether the Agreement should be dissolved; or

(b) whether the Party affected by the Force Majeure Event should be relieved the obligations that it is prevented form discharging by virtue of the Force Majeure; or

(c) whether the Party which is affected by the Force Majeure Event should be permitted to delay the performance of this Agreement by a duration equivalent to the duration of the Force Majeure.

Article 10 – Term and Termination

10.1 Term and Renewal Term. This Agreement is effective from the date hereof and shall remain effective for a period of five (5) years (the “Initial Term”). NPS expects WEG to sell at least [                    *                    ] NPS 2.X Units during the Initial Term (the “Minimum Level”). Provided that WEG meets the Minimum Level as of the end of the Initial Term, the exclusive rights granted herein under Section 2.1(a) shall continue to be exclusive for the duration of the Renewal Term (as defined in Section 10.2). If WEG fails to meet the Minimum Level during the Initial Term, then as of the end of such Initial Term, all such exclusive rights shall automatically convert to nonexclusive rights.

10.2 Extension of Royalty Obligations. After the Initial Term, considering that NPS shall provide to WEG the updates, upgrades, improvements or modifications of such specifications made from time to time hereafter by NPS on NPS 2.X MW wind turbines as provided in Section 2.1 above, this Agreement will be automatically extended for five (5) years (the “Renewal Term”) and WEG shall pay the Royalties for NPS as agreed on clause 3.3 above.

10.3 Termination.

(a) Either Party may terminate this Agreement:

(i) if the other Party materially breaches a provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of such breach from the non-breaching Party; or

(ii) immediately upon written notice, if the other Party makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of any or all of the other Party’s property, or the other

Party seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding or such a proceeding is instituted against the other Party and is not dismissed within 90 days, or the other Party becomes insolvent or, without a successor, dissolves or liquidates.

(iii) upon notice to the breaching party in the event of any material violation by any party of applicable Laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., or any similar Law of any jurisdiction, when the breaching party fails to cure such breach within thirty (30) days after receiving written notice of such breach from the non-breaching Party.

(b) If WEG breaches any payment obligation under Article 3 and such breach is not cured within thirty (30) days after written notice from NPS to WEG, NPS may, in lieu of terminating this Agreement and upon written notice to WEG, convert the exclusive rights and licenses granted herein under Section 2.1(a) to nonexclusive rights and licenses. All other terms of this Agreement shall continue in full force and effect.

(c) Notwithstanding any provision herein to the contrary, WEG’s rights of exclusivity in the Exclusive Territory may be canceled by NPS upon written notice to WEG if WEG [                    *                    ].

[                    *                     ].

10.4 Consequences of Termination.

10.4.1 Termination Due to Causes Attributable to WEG. If the termination occurs due to causes exclusively attributable to WEG, the following terms shall apply:

(a) Immediately upon any termination of this Agreement, WEG shall cease all marketing, sales and manufacturing of the NPS 2.X, and shall cease all use of NPS’ Trademarks.

(b) WEG shall return or, in the case of computer files, destroy all NPS Intellectual Property and NPS Confidential Information including any notes and copies made thereof; and shall confirm to NPS in writing that there is no remaining NPS Intellectual Property and NPS Confidential Information in the possession of WEG or with any third parties who may have received such NPS Intellectual Property and NPS Confidential Information from WEG in accordance with the terms of this Agreement. Notwithstanding the foregoing, WEG shall not be required to return, or destroy, as the case may be, any NPS Intellectual Property and NPS Confidential Information that is required for the operation and maintenance of any NPS 2.1 Units already installed by WEG, and WEG may continue to utilize such NPS Intellectual Property and NPS Confidential Information solely to the extent required for such operation and maintenance.

10.4.2 Termination Due to Causes Attributable to NPS. If the termination occurs due to causes exclusively attributable to NPS, WEG shall cease all use of NPS’ Trademarks but shall maintain all the rights granted hereunder to manufacture and sell NPS 2.X MW wind turbines in the Territory as long as (i) WEG has paid to NPS all amounts due by WEG until the date of termination (excluding events not completed nor performed until such date for any reason other than WEG’s action or inaction) and (ii) [                    *                     ]

10.4.3 [                    *                    ]

10.4.4 Prior Rights and Obligations. The termination of this Agreement shall not release either Party from its obligations arising prior to the date of termination or deprive a Party from the exercise of any rights which have arisen prior to the termination of this Agreement or which survive termination of this Agreement.

10.4.5 Rights Not Exclusive. Any rights to terminate this Agreement and/or the rights granted hereunder shall be in addition to and not in lieu of all other rights or remedies obtainable at law or in equity or otherwise. The Parties agree that termination of this Agreement and/or damages provided herein may not be an adequate remedy and the Parties reserve the right to seek specific performance.

Article 11 – Confidentiality

11.1 Definition. The term “Confidential Information” shall mean any and all information relating to the business or operations of either Party not generally known by others, including, but not limited to, information relating to a Party’s products and proposed products, research and development programs and activities, Intellectual Property, technical information and data, trade secrets, manufacturing processes and procedures, finances, organizational structure, business plan and strategies, sales, profitability, sales and marketing strategies, customers, sources of supply and business relationships. Confidential Information shall also include comparable information that a Party may receive or has received belonging to others who do business with such Party. Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include any information which:

(a) is, at the time of disclosure by the disclosing Party hereunder, or thereafter becomes, a part of the public domain or publicly known or available through no fault or negligence of the receiving Party;

(b) was otherwise in the receiving Party’s lawful possession prior to disclosure by the disclosing Party, other than under an obligation of confidentiality;

(c) was independently discovered or developed by the receiving Party, without use of the other Party’s Confidential Information, as can be demonstrated by competent proof; or

(d) is lawfully disclosed to the receiving Party on a non-confidential basis by a third party who is not in violation of an obligation of confidentiality to the disclosing Party relative to such information.

11.2 Identification and Protection of Confidential Information.

(a) All information to be treated as Confidential Information subject to the provisions of this Agreement shall be clearly marked as such (or, if communicated verbally, shall be verbally identified as confidential at the time of disclosure). Confidential Information may be disclosed by the receiving Party only to those employees of such Party that have a “need to know” such information in order to perform their responsibilities under this Agreement on behalf of such Party. The receiving Party will, and will cause each of its employees to:

(i) keep in utmost confidence all of the disclosing Party’s Confidential Information;

(ii) not use any of the disclosing Party’s Confidential Information for any purpose other than the performance of this Agreement;

(iii) not disclose any of the disclosing Party’s Confidential Information to any third party without the disclosing Party’s prior written consent except in the distribution to customers and suppliers for usual and customary wind turbine business purposes, provided, that each such customer and supplier shall have first entered into a confidentiality agreement in regard to such Confidential Information containing provisions protective of the disclosing Party’s rights therein that are at least as protective as those set forth herein;

(iv) not cause or permit reverse engineering or copying of any of the disclosing Party’s Confidential Information or decompilation or disassembly of any software programs which are part of such Confidential Information; and

(v) within thirty (30) days after the termination of this Agreement for any reason, return to the disclosing Party or destroy all of the disclosing Party’s Confidential Information in the possession of the receiving Party, regardless of form and including, without limitation, all copies, analyses, derivations and compilations of such Confidential Information and provide verification by a senior officer of the receiving Party that all such Confidential Information has been returned to the disclosing Party or has been destroyed.

(b) Without limiting the foregoing, the receiving Party agrees to employ with regard to the disclosing Party’s Confidential Information procedures no less restrictive than the strictest procedures used by the receiving Party to protect its own confidential information, and in no case less than a reasonable degree of care under the circumstances. In particular, WEG (i) shall maintain all written NPS Confidential Information in secure locations which may only be accessed by WEG employees who are authorized to have access to such information in accordance with the terms of this Article 11; (ii) shall maintain all electronic NPS Confidential Information on separate, secure servers and computers which are password-protected and which may only be accessed by WEG employees who are authorized to have access to such information in accordance with the terms of this Article 11; and (iii) shall treat NPS Confidential Information involving magnets, generator stator modules and converter control boards like the most sensitive WEG Confidential Information and shall not disclose such NPS Confidential Information to any third party other than experienced and qualified suppliers which will be providing such Components to WEG. The receiving Party shall promptly notify the disclosing Party of any known unauthorized use or disclosure of the disclosing Party’s Confidential Information, and will cooperate with the disclosing Party in any litigation brought by the disclosing Party against third parties to protect its proprietary rights.

(c) In the event that either Party is requested or required by a court, by governmental action or otherwise in connection with legal proceedings (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the disclosing Party, the receiving Party agrees to promptly notify the disclosing Party in writing of such request or requirement so that the disclosing Party may seek a protective order or, in its discretion, waive compliance with these confidentiality provisions.

(d) WEG acknowledges by signing this Agreement that the NPS Intellectual Property was not known by WEG prior to the execution of this Agreement and constitutes Confidential Information of NPS.

(e) The obligations set forth in this Article 11 shall survive any termination of this Agreement for a period of five (5) years.

Article 12 – Assignment

12.1 Non-Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, provided, however that (a) either Party may assign this Agreement in whole, without the prior consent of the other Party, to a successor in ownership of all or substantially all of its business assets to which this Agreement pertains, whether by sale of assets, merger, consolidation or otherwise, and (b) either Party may assign this Agreement in whole or in part, without the prior consent of the other Party, to any one or more of its Affiliates (including, without limitation, an Affiliate formed by the amalgamation of such Party with another person or otherwise) so long as such Affiliate remains an Affiliate of such Party and provided that (i) the successor or Affiliate agrees in writing to be bound by the terms of this Agreement and (ii) no such assignment shall place the non-assigning Party in a worse financial position by virtue of such assignment (including without limitation, with respect to taxes if the assignee is subject to the laws of a jurisdiction which different from the assigning Party). Any other purported assignments shall void. This Agreement shall be binding upon any such permitted assignee and, subject to the restrictions on assignments herein set forth, inure to the benefit of the successors and assigns of each of the Parties hereto.

Article 13 – Dispute Resolution

13.1 Amicable Settlement. Other than for equitable remedies, such as injunction, which may be pursued under Section 13.3, prior to the initiation of any legal action or proceeding to resolve disputes between the Parties, in the event a dispute arises between WEG and NPS regarding, arising out of, relating to or in connection with this Agreement, its application, interpretation, breach, termination, validity or invalidity thereof, or other related matter, or any other matter involving the Parties or any Affiliate thereof (each of the foregoing, a “Dispute”), upon the written request of either WEG or NPS (a “Request”), the Parties shall use commercially reasonable efforts in good faith to settle the Dispute amicably. If a Dispute is not resolved within sixty (60) days after written notice of a Dispute by one Party to the other Party then the provisions of Section 13.2 shall apply.

13.2 Arbitration. All Disputes that remain unresolved pursuant to Section 13.1 shall be submitted to the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) and shall be finally settled under the Rules of Arbitration of the ICC by a panel of three arbitrators. Each Party shall appoint one arbitrator, and the two arbitrators so appointed shall jointly appoint a third arbitrator. In the event of the failure by any Party to appoint an arbitrator within thirty (30) days from the date of the receipt of the notice from the other Party and/or failure by the two arbitrators appointed by the Parties to appoint the third arbitrator within a period of thirty (30) days, such arbitrator(s) shall be appointed by the ICC. The place of arbitration shall be New York, New York, USA and the language of such arbitration shall be English. Both Parties shall bear equally the cost of the arbitration, unless otherwise determined by the arbitrators. All decisions of the arbitrators shall be final and binding on both Parties and enforceable in any court of competent jurisdiction. Notwithstanding this, application may be made to any court for a judicial acceptance of the award or order of enforcement. In the event of judicial acceptance or an order of enforcement, each Party expressly waives all rights to object thereto.

13.3 Provisional Relief. In connection with any Dispute, each Party may seek and shall be entitled to receive provisional equitable relief from any court of competent jurisdiction, including without limitation provisional injunctive relief, provided that the final resolution of the Dispute shall be through the arbitral tribunal appointed in accordance with Section 13.2. Each of WEG and NPS hereby submit to the exclusive jurisdiction of the courts located in New York, New York, USA with respect to any such claim for provisional relief, provided that NPS may elect to bring such claim for provisional relief in any court in in the Territory which would have jurisdiction to hear such claim. Each Party waives any objection such Party might have to the laying of venue in such courts, including but not limited to objections based on lack of personal jurisdiction, improper venue or inconvenience of the forum.

13.4 Fees and Costs. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

Article 14 – General

14.1 Governing Law and Jurisdiction. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of New York, USA without regard to its conflict of laws rules. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

14.2 Amendments. No amendments or waiver of any provision of this Agreement, nor consent to any departure by any of the Parties there from, shall in any event be effective unless the same shall be in writing and signed by the Parties hereto and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

14.3 Entire Agreement. This Agreement, including all Schedules and Annexes, together with the Mutual Confidentiality Agreement between the Parties dated November 1, 2012, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the Parties as well as all proposals or term sheets, oral or written, and all negotiations, conversations or discussions heretofore had between the Parties related to the subject matter of this Agreement.

14.4 No Waiver; Remedies. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other of further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

14.5 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

14.6 Language. All notices, certificates, correspondence or other communications under or in connection with this Agreement, shall be in English.

14.7 Counterparts. This Agreement is made in three (3) original copies, each having the same contents and the Parties have read and thoroughly understand the contents hereof and have hereby affixed their respective signatures and seals before witnesses. All counterparts shall constitute but one and the same Agreement.

14.8 Survival. Articles 10,11,13 and 14 and Section 8.2 any other provision of this Agreement where the context requires, as well as any rights or obligations otherwise accrued hereunder (including but not limited to any accrued payment obligations) shall continue to bind the Parties notwithstanding the termination or expiry of this Agreement.

14.9 Costs and Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses, including without limitation any fees payable to its advisors, in connection with the negotiation, preparation and execution of this Agreement.

14.10 No Agency. The Parties agree that nothing in this Agreement shall be in any manner interpreted to constitute an agency or partnership for and on behalf of any other Party and the relationship between the Parties is as a principal to principal and on an arm’s length basis. Except as otherwise expressly agreed to, nothing contained herein shall confer, on any Party, the authority to incur any obligation or liability on behalf of the other Party or bind the other.

14.11 Notices. All notices, requests, demands or other communication required or permitted to be given under this Agreement and the provisions contained herein shall be written in English and shall be deemed to be duly sent by registered mail, postage prepaid or transmitted by facsimile transmission or internationally recognized courier to the other Party at the address indicated below:

(i)	In the case of WEG, to:

WEG Equipamentos Elétricos S.A.

Av. Prefeito Waldemar Grubba, 3000

Jaragua do Sul, SC, 89256-900

Brazil

Attention: Joao Paulo Gualberto da Silva

E-mail: jsilva@weg.net

Facsimile: +55 47 3276-4593

with	a copy to:

WEG S.A.

Av. Prefeito Waldemar Grubba, 3300

Jaragua do Sul, SC, 89256-900

Brazil

Attention: Paulo Ubiratan Mehret da Silva

E-mail: pauloms@weg.net

Facsimile: +55 47 3276-7803

(ii)	In the case of NPS, to:

Northern Power Systems Utility Scale, Inc.

29 Pitman Road

Barre, Vermont 05641

U.S.A.

Attention: Troy C. Patton, President and Chief Executive Officer

E-mail: tpatton@northernpower.com

Facsimile: +1 802-461-2997

with	a copy to:

Northern Power Systems Utility Scale, Inc.

222 Third Street, Suite 3300

Cambridge, Massachusetts 02142

U.S.A.

Attention: Elliot J. Mark, Vice President and General Counsel

E-mail: emark@northernpower.com

Facsimile: +1 617-871-1433

or at such other address as the Party to whom such notices, requests, demands or other communication is to be given shall have last notified the Party giving the same in the manner provided in this Section, but no such change of address shall be deemed to have been given until it is actually received by the Party sought to be charged with the knowledge of its contents. Any notice, request, demand or other communication delivered to the Party to whom it is addressed as provided in this Section 14.11 shall be deemed (unless there is evidence that it has been received earlier) to have been given and received, if:

(i)	sent by registered mail or courier, upon confirmation of delivery; or

(ii)	sent by facsimile or e-mail, when confirmation of its transmission has been recorded by the sender’s facsimile machine or e-mail account.

14.12 Third Party Benefit. Nothing herein expressed or implied is intended, nor shall it be construed to confer upon or give to any third party any right, remedy or claim under or by reason of this Agreement or any part hereof.

14.13 Non-Competition. During the Term of this Agreement, WEG agrees to:

i) not manufacture, offer and/or sell NPS 2.X outside the Territory; and

ii) not offer and/or sell wind turbines with a power rating of [                    *                    ] other than NPS 2.X within the Territory.

14.14 Non-Solicitation. Each Party agrees that during the term of this Agreement and for a period of one (1) year following its expiration or termination, it will not entice, solicit, hire or encourage any employee of the other Party to leave the other Party’s employ, except that it may hire an employee of the other Party who, without individual solicitation, responds to advertisements or solicitations aimed at the general public.

14.15 [                    *                    ]

14.16 Time of Essence. The Parties agree that time is of the essence for all deliverables under this Agreement, including but not limited to NPS’ obligations to deliver the Component Specifications and provide the Technological Know-How Transfer Services, and WEG’s obligations to manufacture, install and commission the Initial Turbine.

[signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal as of the date first written above.

Northern Power Systems Utility Scale, Inc.
By	/s/ Troy Patton
(Legally valid Signature)

Troy Patton
(Typed name of representative)

President and Chief Executive Officer
(Title)

MA/USA March 28, 2013
(Place/Date signed)

WEG Equipamentos Elétricos S.A.

By	/s/ Harry Schmelzer Junior	/s/ Sinésio Tenfen
	(Legally valid Signature)	(Legally valid Signature)

	Harry Schmelzer Junior	Sinésio Tenfen
	(Typed name of representative)	(Typed name of representative)

	Chief Executive Officer	Director
	(Title)	(Title)

	(Place/Date signed)	(Place/Date signed)

Witnesses:

/s/ Elliot J. Mark
Elliot Mark (U.S. Citizen, married, holder of identity card n.
XXXXXXXX, with professional address at 29 Pitman Road, Barre,
Vermont 05641 U.S.A.).

/s/ Paulo Ubiratan Mehret da Silva
Paulo Ubiratan Mehret da Silva (Brazilian, married, holder of identity card n. XXXXXXXXXX, with professional address at Av. Pref. Waldemar Grubba, 3300, Vila Lalau, Jaraguá do
Sul, CEP 89256-900, Brazil).